FOR IMMEDIATE RELEASE


Contact:     Susan R. Huckabee
             Investor Relations Coordinator

Telephone:   (706)845-5140

               FLAG FINANCIAL CORPORATION COMPLETES MERGERS WITH
                        MIDDLE GEORGIA BANKSHARES, INC.

LaGrange, GA (April 8, 1998) - FLAG Financial Corporation, Chairman of the Board, John S. Holle, announced today that FLAG Financial Corporation, had completed its merger with Middle Georgia Bankshares, Inc. ("MGB"), holding company for Citizens Bank based in Vienna, GA. The transaction will be accounted for as a pooling of interests and would have given FLAG combined total assets of approximately $377 million at December 31, 1997.

"We are very excited about the merger of these two institutions, the first in FLAG's vision of a partnership of many community banks. Both institutions have a long history of outstanding personal service to their customers and communities. We have worked diligently to complete the transaction and look forward to realizing many benefits from this combination," said Mr. Holle.

Dan Speight, former Chief Executive Officer of Middle Georgia Bankshares, Inc., and who will become FLAG Financial Corporation's Chief Executive Officer and President, added, "The two institutions are highly complementary, and the management from both institutions share a common vision of success through customer service, community involvement and the investment in personnel and technology. Further, we believe our strategies will enable FLAG to maintain its strong record of building shareholder value."

The previously announced merger agreement between FLAG and Three Rivers Bancshares, Inc. ("TRB") should close by mid-second quarter of this year.

The completion of the merger with MGB and TRB will increase FLAG's market presence to 16 offices in 11 communities serving the west central and middle Georgia market areas. With the merger of MGB effective March 31, 1998, FLAG's number of shares outstanding has increased to approximately 3,049,000 shares with total capitalization of approximately $34 million. FLAG's Common Stock is traded and quoted on The Nasdaq National Market under the symbol "FLAG."